EXHIBIT 99.2

30 MILLION COMMON SHARES OF SEAGATE TECHNOLOGY SOLD UNDER EXISTING SHELF REGISTRATION STATEMENT

SCOTTS VALLEY, Calif. — 10 December 2004 — Seagate Technology (NYSE: STX) announced today that New SAC, Seagate Technology’s largest shareholder, has entered into a forward equity sale agreement with Goldman, Sachs & Co. with respect to 30 million Common Shares of Seagate Technology. The forward sale agreement is expected to settle in early January 2005. In connection with this agreement, Goldman, Sachs & Co. will sell 30 million Common Shares of Seagate Technology beginning today pursuant to Seagate Technology’s existing shelf registration statement. Seagate Technology will not receive any proceeds from the sale of its Common Shares. Copies of the final prospectus supplement, when available, may be obtained from the offices of Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attn: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

For further information, contact Brian Ziel, (831) 439-5429.